Exhibit 99.1

NEWS RELEASE

To:	Daily Papers, Trade Press Financial and Security Analysts Burlington Resources Web site: www.br-inc.com	For:	Immediate Release	Company Contacts: Financial: John Carrara Media: James Bartlett	713-624-9548 713-624-9354 BR0520
BURLINGTON RESOURCES CONTINUES RECORD
QUARTERLY PERFORMANCE AND UPDATES
CAPITAL INVESTMENT PLANS
Houston, Texas, July 28, 2005 — Burlington Resources Inc. (NYSE: BR) today reported a fourth consecutive quarterly earnings record, with estimated income of $537 million during the second quarter of 2005, compared to $379 million during the same quarter of 2004. Burlington earned $1.40 per diluted share, up 46 percent from the $0.96 per diluted share earned during the prior year’s quarter. The increase was attributable to higher commodity prices, growth in production and accelerated share repurchases.
Records were achieved in a number of key financial performance measures. Net cash provided by operating activities increased to $974 million from $802 million, and discretionary cash flow(1) increased to $977 million from $825 million during the prior year’s quarter. Burlington also achieved an annualized return on capital employed(1) of 26.4 percent during the current year’s second quarter.
Total production increased 4 percent, or 8 percent on a per-share basis, to 2,879 million cubic feet of natural gas equivalent per day (MMcfed), an all-time quarterly volume record, compared to 2,758 MMcfed during the second quarter of 2004. Higher production was achieved from Canada, while in the U.S. increases came from the Bossier, Cedar Creek Anticline, Bakken and South Louisiana programs. Volumes also increased from Algeria’s MLN Field. Production decreased from the San Juan Basin due to unscheduled maintenance performed by pipeline companies serving the area and the lingering impact of unfavorable weather earlier in the year.
“Burlington continues delivering what we believe is consistent and peer-leading performance during this exciting but challenging era for our industry,” said Bobby S. Shackouls, chairman, president and chief executive officer. “Our asset base of large, sustainable drilling programs is enabling us to achieve production growth. At the same time we are working to contain rising service costs, increasing our capital program to fund new opportunities for growth and executing a share repurchase and dividend program that is returning substantial value to our stockholders.”
In addition, Burlington announced the approval by its board of directors of a 20 percent increase in planned 2005 oil and natural gas capital investments to a total of $2.4 billion,

excluding acquisitions. The incremental capital will fund additional exploration and development drilling throughout the company as well as increased lease purchases in North America. It will also help meet rising industry service costs.
The company further disclosed that it has recently completed or has pending contracts for three acquisitions totaling approximately $200 million. All are in existing core areas of operations. The transactions together with Burlington’s lease purchases during the year’s first half represent an addition of more than 300,000 net acres of land with estimated net risked drilling inventory of approximately 0.8 trillion cubic feet of natural gas equivalent (Tcfe). At year-end 2004, Burlington’s total net risked drilling inventory stood at 7 Tcfe.
During the quarter, Burlington increased the rate of its stock repurchases by more than 25 percent to about five million shares for approximately $258 million, or $50.88 per share. The number of shares outstanding decreased during the quarter from approximately 385 million shares to 381 million. At the end of the quarter, approximately $508 million remained in the current share repurchase authorization.
Natural gas production during the second quarter was 1,909 million cubic feet per day (MMcfd), compared to 1,899 MMcfd during the prior year’s quarter. Increases of 13 percent were achieved in both natural gas liquids (NGLs) production, which averaged 66.6 thousand barrels per day (Mbd), up from 59.0 Mbd, and crude oil production, which averaged 95.1 Mbd, up from 84.2 Mbd during the prior year’s quarter.
Price realizations for natural gas increased to $6.28 per Mcf, from $5.40 per Mcf during the same quarter in 2004. Price realizations for NGLs increased to $29.62 per barrel, from $23.81 per barrel during the prior year’s quarter. Crude oil price realizations increased to $46.71 per barrel, from $34.62 per barrel during the prior year’s quarter.
2005 Outlook
Production – Burlington has slightly narrowed its production guidance range for full-year 2005, with total production of 2,820 to 2,985 MMcfed expected. This guidance range assumes no volumes from the Rivers facility.

	3rd-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Gas (MMcfd)
U.S.	965	—	1,015	945	—	985
Canada	790	—	815	800	—	825
International	130	—	160	150	—	175

Total	1,885	—	1,990	1,895	—	1,985

	3rd-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Natural Gas Liquids (Mbd)
U.S.	41.5	—	44.5	41.5	—	44.5
Canada	22.5	—	24.0	23.0	—	24.5
International	0.0	—	0.0	0.0	—	0.0

Total	64.0	—	68.5	64.5	—	69.0
Crude Oil (Mbd)
U.S.	48.0	—	52.5	47.0	—	51.0
Canada	6.0	—	6.5	5.5	—	6.5
International	35.0	—	40.5	37.0	—	40.0

Total	89.0	—	99.5	89.5	—	97.5
Total Equiv. Prod. (MMcfed)	2,800	—	3,000	2,820	—	2,985

North American Natural Gas Hedges – As of June 30, 2005, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price.

	3rd-Q. 2005	4th-Q. 2005	1st-Q. 2006
Costless collar volumes	437 MMcfd	438 MMcfd	325 MMcfd
Floor price	$6.07/Mcf	$6.30/Mcf	$6.78/Mcf
Ceiling price	$7.67/Mcf	$8.06/Mcf	$8.70/Mcf
Sell swap	21 MMcfd	9 MMcfd	3 MMcfd
Sales price	$3.80/Mcf	$3.73/Mcf	$3.41/Mcf
Additional information on North American natural gas hedging subsequent to the first quarter of 2006, as well as on natural gas hedging in the U.K. and crude oil hedging, is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.
Other 2005 Financial Parameters – Estimated expenses for the third quarter and full year are:

	3rd-Q. 2005	Full-Year 2005
Operating costs	$0.64 to $0.67/Mcfe	$0.60 to $0.64/Mcfe
Administrative costs	$0.17 to $0.20/Mcfe	$0.17 to $0.20/Mcfe
Transportation expenses	$0.48 to $0.52/Mcfe	$0.46 to $0.50/Mcfe
Depreciation, depletion & amortization	$1.22 to $1.27/Mcfe	$1.20 to $1.30/Mcfe
Interest expense	$68 MM to $72 MM	$270 MM to $290 MM
Exploration costs	$80 MM to $100 MM	$310 MM to $335 MM
In addition, Burlington anticipates an effective income tax rate of 33 to 37 percent for the full year of 2005. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.
A financial statement, as well as statistics and non-GAAP (generally accepted accounting principles) reconciliation tables, accompany this release.

Burlington will webcast a conference call to discuss its second-quarter earnings and results, as well as future operations, on Friday, July 29 at 8 a.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled “2nd Qtr 2005 Conference Call Info” and then selecting the resource desired.
Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1)	See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow and return on capital employed, as well as statements of why management believes these measures are useful information for investors.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)
Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Second Quarter		Six Months
	2005	2004	2005	2004
Net cash provided by operating activities	$974	$802	$1,793	$1,544
Adjustments:
Working capital	14	64	139	127
Changes in other assets and liabilities	(11)	(41)	(9)	(34)

Discretionary cash flow	$977	$825	$1,923	$1,637

(a)	GAAP — Generally Accepted Accounting Principles
Management believes that the Non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Net Debt to Total Capital Ratio
($ in Millions)
Below is a reconciliation of total debt to total capital ratio to net debt to total capital ratio.

	June 30,	December 31,
	2005	2004
Total debt	$3,888	$3,889
Stockholders’ equity	7,397	7,011

Total capital	$11,285	$10,900

Total debt	$3,888	$3,889
Adjustment:
Less: Cash and cash equivalents	2,385	2,179

Net debt	$1,503	$1,710

Net debt	$1,503	$1,710
Stockholders’ equity	7,397	7,011

Total adjusted capital	$8,900	$8,721

Total debt to total capital ratio	34%	36%
Adjustment:
Less: Impact of cash and cash equivalents	17%	16%

Net debt to total capital ratio	17%	20%

(a)	GAAP — Generally Accepted Accounting Principles

Total debt to total capital ratio is calculated by dividing total debt by total debt plus stock- holders’ equity. Management believes that total debt to total capital ratio is useful to investors because it is helpful in determining a company’s leverage. Management also believes that since it has the ability to and may elect to use a portion of cash and cash equivalents to retire debt or incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating net debt to total capital (Non-GAAP).

Burlington Resources Inc.
Return on Capital Employed (ROCE) Annualized
Reconciliation of GAAP to Non-GAAP Measure
($ in Millions)

Net income (For the second quarter ended 6/30/05)	$2,149
Add: Interest expense after tax	187

Earnings before interest expense (after tax)	$2,336

	June 30,	March 31,
	2005	2005	Average
Total debt (GAAP)	$3,888	$3,888	$3,888
Less: Cash and cash equivalents	2,385	2,227	2,306

Net debt (Non-GAAP)	1,503	1,661	1,582
Stockholders’ equity	7,397	7,169	7,283

Total capital net of cash and cash equivalents	8,900	8,830	8,865
Plus: Cash and cash equivalents	2,385	2,227	2,306

Total capital (GAAP)	$11,285	$11,057	$11,171

ROCE (GAAP)-6/30/05			20.9%
Impact of cash and cash equivalents			5.5%

ROCE (Non-GAAP)-6/30/05			26.4%

ROCE is defined as net income plus after-tax interest expense divided by average capital (total debt plus stockholders’ equity). Above is a reconciliation of ROCE calculated using net debt (total debt less cash and cash equivalents) in the average capital calculation (considered Non-GAAP) compared to ROCE calculated using total debt in average capital calculation.
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that since it has the ability to and may elect to use a portion of the cash and cash equivalents to retire debt, the debt balance has been reduced for cash and cash equivalents. Management also believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.
(Note: interest expense is taxed based on the company’s effective tax rate.)

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	Second Quarter		Six Months
	2005	2004	2005	2004
	(In Millions, Except per Share Amounts)
Revenues	$1,686	$1,333	$3,262	$2,641

Costs and Other Expense — Net
Taxes Other than Income Taxes	82	62	156	121
Transportation Expense	120	107	237	217
Operating Costs	160	143	314	274
Depreciation, Depletion and Amortization	322	270	650	547
Exploration Costs	67	62	118	122
Administrative	49	51	100	99
Interest Expense	70	69	140	140
Loss on Disposal of Assets	1	2	—	10
Other Expense — Net	10	27	3	24

Total Costs and Other Expense — Net	881	793	1,718	1,554

Income Before Income Taxes	805	540	1,544	1,087
Income Tax Expense	268	161	536	354

Net Income	$537	$379	$1,008	$733

Basic Earnings per Common Share	$1.41	$0.96	$2.63	$1.86

Diluted Earnings per Common Share	$1.40	$0.96	$2.61	$1.85

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	Second Quarter		Year Ended
	2005	2004	2004	2003	2002
Sales Volumes
Gas (MMCF/Day)
U.S.	950	905	908	865	949
Canada	830	834	819	867	802
International	129	160	187	167	165

Worldwide	1,909	1,899	1,914	1,899	1,916

NGLs (MBBLS/Day)
U.S.	42.4	40.0	41.7	37.4	32.7
Canada	24.2	19.0	23.6	27.4	27.4

Worldwide	66.6	59.0	65.3	64.8	60.1

Oil (MBBLS/Day)
U.S.	48.6	35.9	37.2	29.3	35.4
Canada	5.4	5.3	5.5	5.1	7.8
International	41.1	43.0	42.5	12.1	5.9

Worldwide	95.1	84.2	85.2	46.5	49.1

Total Equivalent (MMCFE/D)	2,879	2,758	2,817	2,567	2,571

Average Realized Prices
Gas ($/MCF)
U.S.	$6.47	$5.46	$5.54	$4.87	$3.39
Canada	6.47	5.76	5.85	5.12	3.17
International	4.45	3.12	3.64	3.07	2.27

Combined including hedging	6.28	5.40	5.49	4.83	3.20
Hedging loss (gain)	0.03	0.04	0.01	0.09	(0.16)

Combined before hedging	$6.31	$$5.44	$5.50	$4.92	$3.04

NGLs ($/BBL)
U.S.	$25.37	$21.01	$22.87	$18.42	$13.23
Canada	35.94	29.69	29.79	23.08	15.92

Combined	$29.62	$23.81	$25.38	$20.40	$14.46

Oil ($/BBL)
U.S.	$48.12	$33.10	$36.31	$28.08	$23.16
Canada	46.93	35.26	37.70	31.11	28.32
International	45.39	35.73	35.94	23.49	24.30

Combined including hedging	46.71	34.62	36.25	27.22	24.11
Hedging loss (gain)	0.23	0.77	0.99	0.09	(0.18)

Combined before hedging	$46.94	$35.39	$37.24	$27.31	$23.93